Filed by the Registrant ☒

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VIRTUS OPPORTUNITIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

Your Response is Urgently Needed.

February 14, 2022

Dear Valued Stone Harbor Funds Shareholder:

As one of the top shareholders in the Stone Harbor Fund Family we are requesting your vote in the proxy that has been underway for the last two months.  You are an important shareholder of record in the Stone Harbor Funds.  As of today, your fund has not reached quorum as it has not received the necessary voting participation from shareholders.

Given your share ownership in this fund, your vote is critical.  In addition, our next shareholder meeting is scheduled for Thursday, February 24, 2022, so your immediate participation is needed.

We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the meeting as scheduled. Failure to secure sufficient votes will result in additional costly solicitation efforts and could delay the important business of the Funds.

There are a couple of options that will allow us to quickly receive your vote.

1.	Call a proxy voting specialist at 1-844-557-9029
2.	Vote by Internet at www.proxyvote.com and enter the control number on the voting instructions form and follow the prompts.

Please note that if it is you or your firm’s policy not to participate in proxies, we would greatly appreciate you providing instructions to “abstain” as that will still help us achieve quorum.

The Board of Trustees recommend a favorable vote for the proposal and would be extremely thankful for your help and participation in this important initiative for Stone Harbor Funds.

We truly appreciate your investment with Stone Harbor Funds and regret any inconvenience as a result of this process.  Thank you again for your help and support.

THANK YOU FOR VOTING

SHR2